EXHIBIT 10.47

AMENDMENT NO. 4
TO
MANAGEMENT AGREEMENT

          THIS AMENDMENT NO. 4 is made this 16 day of February, 2001, by and between SCOTT TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as the "Company") and Debra L. Kackley, an executive employee of the Company (hereinafter referred to as the "Executive"):

W I T N E S S E T H:

                    WHEREAS, the Company and the Executive have previously entered into a Management Agreement (hereinafter referred to as the "Agreement"); and

                    WHEREAS, the Company and the Executive have also entered into three (3) amendments, including a Retention Amendment, to the Agreement; and

                    WHEREAS, the Company and the Executive desire to further amend the Agreement in order to provide a Sales Incentive Bonus and provide for a cash-out of certain stock options;

                    NOW, THEREFORE, the Company and the Executive hereby amend the Agreement effective as of the date hereof, as follows:

                    (1) Section 4 of the Agreement is hereby amended by the addition at the end thereof of a new Section 4.10 to read as follows:

"4.10 Cash-Out of Stock Options. The Executive hereby agrees that, if all her stock options are vested upon a Sale as defined in Section 7.4 hereof, she will accept, in cancellation of all her stock options, a cash payment equal to the fair market value, determined on a reasonable basis, of the aggregate consideration per Share of Common
Stock to be paid in the Sale times the number of Shares of Common Stock subject to her stock options, less the aggregate exercise price therefor and any applicable withholdings. Such cash payment shall be in complete satisfaction of all equity rights of the Executive relative to any Company stock options held by the Executive."

                     (2) Section 7 of the Agreement is hereby amended by the addition at the end thereof of new Sections 7.3 and 7.4 to read as follows:

"7.3 Sales Incentive Bonus. If there is a Sale (as defined below) and the Executive is still employed by the Company on the Date of Sale (as defined below), the Executive also will receive a Sales Incentive Bonus in the amount of 36.8% of the Executive's annual base salary in effect on the Date of Sale. The Sales Incentive Bonus, if any, shall be paid within ten (10) days after the Date of Sale.

7.4 Definitions of 'Sale' and 'Date of Sale'. For purposes of this Section 7, a 'Sale' shall mean a sale on or before December 31, 2001, of all or substantially all of the assets of the Company or a transaction in which any person or entity (or group of persons or entities) acquires beneficial ownership of fifty percent (50%) or more of the outstanding voting securities of the Company, whether by purchase, tender offer, merger or otherwise. The 'Date of Sale' shall mean the date of consummation of a Sale."

                      IN WITNESS WHEREOF, the Company, by its duly authorized officers, and the Executive have executed this Amendment No. 4 as of the day and year first above written.

SCOTT TECHNOLOGIES, INC.

("Company")

By

And

Debra L. Kackley

("Executive")